Exhibit 99.1

Source: Oakridge Global Energy Solutions
March 21, 2016 09:45 ET

Revenue Guidance Ql FY2016 First Commercial Revenues in the Company's History

Oakridge Global Energy Solutions: A New Era In Battery Manufacturing

Palm Bay, Florida, March 21, 2016 (GLO:SE NEWSWIRE) -- Oakridge Global Energy Solutions, Inc.
Info@oakg.net

Oakridge Global Energy Solutions: A New Era In Battery Manufacturing

Revenue Guidance Q1 FY2016
First Commercial Revenues in the Company 's History

FOR IMMEDIATE RELEASE http:l!wHw.globenewswire.com/NewsRoom/AtlachmentNgld56055.fa-5baO--tOb2-82.fc-d03e3a3840Ja Oakridge Corporate Headquarters
March 21, 2016 Palm Bay, Florida - Oakridge Global Energy Solutions, Inc. (OTCQB: "OGES") is
excited, in this revenue guidance announcement for Q1, FY2016, to announce the first ever commerical revenues in the history of the Company.

Oakridge Global Energy Solutions has fully completed its transition, begun in July 1, 2014 and continued through to December 31, 2015, from a Research and Development company to a fully- fledged "Made in USA", lithium ion battery manufacturing company. After spending more than
$40M USD in research, product development and corporate restructuring since the Company's major shareholder, Precept Fund Management SPC took control of the company in mid-2013, Oakridge kicked off 2016 in full commercial production ramp up mode.

Completing the restructure of the Company into a fully commercial manufacturing and production enterprise from a zero base has not been without the usual production start-up hurdles, but the Company is now pleased to offer revenue guidance for the first quarter of fiscal year 2016, with forecast revenue for Q1, 2016 ofUSD$250,000. Oakridge utilizes the standard calendar year as its fiscal year and the first quarter for Oakridge runs from January 1 to March 31.

While the Q1, 2016 revenues will still see a net loss for that quarter, the fact that the Company is now in full commercial production ramp up to meet customer demand for its carefully thought through product offerings, means that this announcement of the first ever commercial production and revenues by the Company is one of the most significant steps forward in the entire history of OGES since its inception almost 20 years ago, and the Company forecasts to be in a break even financial position by the end of Q2, 2016, as the commercial production ramp up and shipping of product to customers continues from now on.

"We started 2016 as a new year with a full commercial production and customer focus," said Oakridge Executive Chairman and CEO, Steve Barber. "We are excited to announce that we have now begun routinely shipping our ground breaking lithium ion batteries to the golf car market, the motorcycle market, and a number of very ,significant custom or semi-custom markets. These results are nothing short of game-changing  for the Company, which has never previously, in all its past history, shipped commercial product of any kind, and the entire team is working together as a highly- focused production machine, with the company now on a permanent, routine commercial production footing. We are very proud of every member of the excellent team which we have assembled during the preparation for this move towards permanent commercial production.

"We would also like to thank the city of Palm Bay, the Space Coast Economic Development Committee, and the Florida Governor's office for all their support and encouragement while we completed the difficult transition from resbarch to production. Gregory Wiener and his team at the Space Coast EDC, Palm Bay Mayor Capote, County Commissioner and Director Economic Development and External Affairs for City of Palm Bay Andy Anderson, and Bayfront Community Redevelopment Agency Administrator James Marshal have all been very encouraging and supportive as we worked through the final issues on 1ihe way to this groundbreaking commercial production  basis and routine shipping of commercial prodJct to customers."

"Oakridge currently employs 57 full time and 6 part time employees. The company is starting up the second shift operation on April4, 2016 to continue to keep pace with the customer requirements. The company is also currently finalizing orders for significant additional new capital equipment for manufacturing of its range of lithium batteries to meet customer demand.

"We now are in the gratifying position, based on all the hard planning work we have done, of having a growing range of excellent customers and a solid backlog of orders - we have lots of work remaining to fill those orders and are adding new customers to our list on a weekly basis, but this quarter is truly transformative for the Company.

We will have further exciting news as we move into Q2 as the Company is now on a very significant growth curve in the lithium battery space from this point onwards and we will not be looking back."

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9041-0c9c42943513

The first shipment o(Oakridge Pro SePies batteries ready for the customer- a major milestone!

About Oakridge Global Energy Solutions, Inc.

Oakridge Global Energy Solutions Inc., is a publicly traded company, trading symbol: OGES on the OTCQB with a market capitalization of approximately USD $ 200,000,000, whose primary business is the development, manufacturing and marketing of energy storage products. Additional information can be accessed on the company's website www.oakridgeglobalenergy.com

Forward-Looking Statements Disclaimer: rrhis press release contains forward-looking statements within the meaning of Section 27A of the ecurities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as arne ded. In some cases, you can identify forward-looking Statements by the following words· "anticiinate" "believe " "continue " "could " "estimate " "expect"
. v''''''
"intend," "may," "ongoing," "plan," "potential," "predict," "project," "should," "will," "would," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of all filings of the Company that are contained in the Edgar Archives of the Securities and Exchange Commission at www.sec.gov.

Oakridge Global Energy Solutions, Inc. www.oakridgeglobalenergy.com
3520 Dixie Highway
Palm Bay, 32905, Florida, USA Ph: (321) 610-7959
Email: ir@oakg.net

Investor Inquiries:

Benchmark Advisory Partners LLC Timothy Connor
Toll Free: (866) 703-4778 admin@brnarkadvisory.corn

And:

Mike King Princeton Research www.princetonresearch.com
702.650.3000
mike@.princetonresearch.com

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